Exhibit 32.1

CERTIFICATION
Pursuant to 18 United States Code § 1350

    The undersigned hereby certifies that the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 of Jafra Worldwide Holdings (Lux) S.àr.l. (the “Company”) filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ RONALD B. CLARK

Ronald B. Clark
Chief Executive Officer of the Advisory Committee and Director (Principal Executive Officer)

May 14, 2004